As filed with the Securities and Exchange Commission on December 6, 2012
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

UNILEVER N.V.
(Exact name of company as specified in its charter)

The Netherlands	Weena 455	None
(State or Other Jurisdiction of Incorporation or Organization)	3013 AL, P.O. Box 760, 3000 DK, Rotterdam	(I.R.S. Employer Identification No.)
The Netherlands
(Address of Principal Executive Offices)

UNILEVER PLC
(Exact name of company as specified in its charter)

ENGLAND	Unilever House	None
(State or Other Jurisdiction of	100 Victoria Embankment	(I.R.S. Employer Identification No.)
Incorporation or Organization)	London EC4Y 0DY, England
(Address of Principal Executive Offices)

UNILEVER NORTH AMERICA
OMNIBUS EQUITY COMPENSATION PLAN
(Full title of Plan)

Steven M. Rapp
Vice President, General Counsel & Secretary
UNILEVER UNITED STATES, INC.
700 Sylvan Avenue
Englewood Cliffs, New Jersey 07632
(Name and address of agent for service)

Tel. No.: (201) 894-2750
(Telephone number, including area code, of agent for service)

Copy of all communications to:
Mims Maynard Zabriskie
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania 19103-2921
(215) 963-5000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)(3)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (4)
Ordinary Shares,	6,000,000	$37.96	$227,760,000	$31,066.46
€0.16 par value of Unilever N.V

Ordinary Shares,
3 1/9p par value of Unilever PLC	1,300,000	$38.62	$50,206,000	$6,848.10

(1) This Registration Statement on Form S-8 covers Ordinary Shares, par value €0.16 per share of Unilever N.V. (“N.V. Ordinary Shares”), a Netherlands corporation (“Unilever N.V.”) and Ordinary Shares, par value 3 1/9 pence of Unilever PLC (“PLC Ordinary Shares”), an English corporation (“Unilever PLC”), which may be offered or sold pursuant to the Unilever North America Omnibus Equity Compensation Plan (the “Plan”).

(2) Pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus relating to this registration statement is a combined prospectus relating also to Registration Statements on Form S-8 (File Nos. 333-103491 and 333-103491-01), filed by the registrants on February 27, 2003.  Pursuant to Rule 416, the amount of shares registered on those Registration Statements has been adjusted based on the May 24, 2006 3-for-1 stock split of Unilever N.V. New York Registry Shares and a consolidation of Unilever PLC American Depositary Receipts (“ADRs”) and ordinary shares in the form of ADRs whereby Unilever PLC ADRs, which previously equaled four Unilever PLC ordinary shares, were adjusted to equal one PLC ordinary share resulting in a 1.8-for-1 share adjustment for holders of ordinary shares in the form of ADRs.  Accordingly, the shares registered on the Registration Statements have been adjusted from 40,500,000 Unilever N.V. New York Registry Shares to 121,500,000 ordinary shares and from 65,500,000 ordinary shares in the form of ADRs to 117,900,000 ordinary shares.

(3) Pursuant to Rule 416(a), this registration statement also covers an indeterminate number of shares of N.V. Ordinary Shares and PLC Ordinary Shares that may be issued from time to time under the Plan as a result of stock splits, stock dividends, or similar transactions.

(4) Estimated pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, solely for the purpose of calculating the registration fee based upon the average of the high and low sales prices of N.V. Ordinary Shares  and PLC Ordinary Shares on November 30, 2012 as reported on the New York Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information. *

Item 2.	Registrant Information and Employee Plan Annual Information. *

*
The documents containing the information specified in this Part I will be sent or given by Unilever N.V. and Unilever PLC (the “Registrants”) to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this registration statement under Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Upon written or oral request, the Registrants will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The Registrants will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Any such request should be directed to Steven M. Rapp, Vice President, General Counsel & Secretary, at Unilever United States, Inc., 700 Sylvan Avenue Englewood Cliffs, New Jersey 07632, telephone number (201) 894-2750.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed or furnished with the SEC pursuant to the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) by the Registrants are incorporated by reference into this Registration Statement:

(1) the Registrants’ annual report on Form 20-F for the year ended December 31, 2011, filed with the SEC on March 2, 2012;

(2) the description of the N.V. Ordinary Shares in Amendment No. 4 to the Registration Statement on Form 20-F of Unilever N.V. filed with the SEC on June 12, 1995 (incorporating the description by reference from Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 of Unilever N.V., Unilever Capital Corporation, Unilever United States, Inc. and Unilever PLC filed with the SEC on May 2, 1995), as amended by the information set forth under the headings ‘Introduction’ on page 36, ‘Appointment of Directors’ on page 37, ‘Voting Rights’ on page 41, ‘Share Capital Matters’ on pages 41 and 42, ‘Equalisation Agreement’ on page 42, ‘Note 19 Share capital’ on pages 101 and 102, ‘Ordinary share capital’ on page 114, and ‘Share capital’ on page 123 of the Group’s Annual Report and Accounts 2011 furnished to the SEC on March 2, 2012 under Form 6-K; and

(3) the description of the PLC Ordinary Shares in Amendment No. 1 to the Registration Statement on Form 20-F of Unilever PLC filed with the SEC on September 12, 1997, as amended by the information set forth under the headings ‘Introduction’ on page 36, ‘Appointment of Directors’ on page 37, ‘Voting Rights’ on page 41, ‘Share Capital Matters’ on pages 41 and 42, ‘Equalisation Agreement’ on page 42, ‘Note 19 Share capital’ on pages 101 and 102, ‘Ordinary share capital’ on page 120, and ‘Share capital’ on page 123 of the Group’s Annual Report and Accounts 2011 furnished to the SEC on March 2, 2012 under Form 6-K.

The Registrants’ reports on Form 6-K (to the extent designated therein) and all documents filed by the Registrants pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be part of this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement modifies or replaces such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement.

EXPERTS

The consolidated financial statements of Unilever N.V. and Unilever PLC incorporated in this Registration Statement by reference to the Registrants’ Annual Report on Form 20-F for the fiscal year ended December 31, 2011, have been so incorporated in reliance on the reports of PricewaterhouseCoopers Accountants N.V. and PricewaterhouseCoopers LLP, independent registered public accounting firms, given on the authority of said firms as experts in auditing and accounting.

If, and only if, PricewaterhouseCoopers Accountants N.V. and PricewaterhouseCoopers LLP consent to the incorporation by reference in this Registration Statement of its reports relating to audited financial statements and effectiveness of internal control over financial reporting included in a document subsequently filed by the Registrants, such audited financial statements shall be incorporated herein in reliance upon such reports of PricewaterhouseCoopers Accountants N.V. and PricewaterhouseCoopers LLP, independent registered public accounting firms, given on the authority of said firms as experts in auditing and accounting.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 19.9 of Unilever N.V.’s Articles of Association, as amended, provide that, subject to Dutch law, current and former members of Unilever N.V.’s Board of Directors will be reimbursed (i) for the reasonable costs of defending claims (including claims by Unilever N.V.) for any damages payable by them, based on acts or failures to act in the exercise of their duties or any other duties currently or previously performed by them at Unilever N.V.’s request, (ii) any damages payable by them as a result of an act or failure to act as referred to under (i) above, and (iii) for the reasonable costs of appearing in other legal proceedings in which they are involved as current or former members of the Board of Directors, with the exception of proceedings primarily aimed at pursuing a claim on their own behalf. However, no such reimbursement may be made if and to the extent that (i) a Dutch court has established in a final and conclusive decision that the act or failure to act of the person concerned may be characterized as willful (“opzettelijk”), intentionally reckless (“bewust roekeloos”) or seriously culpable (“ernstig verwijtbaar”), unless Dutch law provides otherwise or the denial of reimbursement would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness or (ii) the costs or financial loss of the person concerned are covered by insurance and the insurer has paid out the costs or financial loss. Section 19.9 further provides that if and to the extent that it has been established by a Dutch court in a final and conclusive decision that the person concerned is not entitled to reimbursement as referred to above, he shall immediately repay the amount reimbursed by Unilever N.V. Unilever N.V. may request that the person concerned provide security for his repayment obligation. Section 19.9 also provides that Unilever N.V. may take out liability insurance for the benefit of the persons concerned. Unilever N.V. has a directors’ and officers’ liability insurance policy.

Article 150 of Unilever PLC’s Articles of Association provides:

        “To the extent permitted by the Companies Acts, the Company may indemnify any Director against any liability and may purchase and maintain for any Director insurance against any liability. No Director of the Company or of any associated company shall be accountable to the Company or the members for any benefit provided pursuant to this article and the receipt of any such benefit shall not disqualify any person from being or becoming a Director of the Company. For the purpose of this article the term “Director” shall include any former Director of the Company.”

Unilever PLC has a directors’ and officers’ liability insurance policy.

Section 1157 of the Companies Act 2006 of the United Kingdom provides:

“(1) If in proceedings for negligence, default, breach of duty or breach of trust against (a) an officer of a company, or (b) a person employed by a company as auditor (whether he is or is not an officer of the company), it appears to the court hearing the case that the officer or person is or may be liable, but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

(2) If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty or breach of trust (a) he may apply to the court for relief, and (b) the court has the same power to relieve him as it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.”

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8	Exhibits.1

Exhibit Numbers	Description of Exhibit

23.1	Consent of PricewaterhouseCoopers Accountants N.V. and PricewaterhouseCoopers LLP
24	Power of Attorney (included as part of the signature page)
99.1	Unilever North America Omnibus Equity Compensation Plan

1	No “original issuance securities” shall be issued under the Plan, therefore, in accordance with Item 8(a) of Form S-8 no legality opinion is required.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Unilever N.V. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rotterdam, The Netherlands, on December 5, 2012.

UNILEVER N.V.,

By:	/s/ Paul Polman
Paul Polman
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, Unilever PLC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, England, on December 5, 2012.

UNILEVER PLC,

By:	/s/ Paul Polman
Paul Polman
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on December 5, 2012 by the following persons in the capacities indicated.

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven M. Rapp, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ Michael Treschow
Michael Treschow	(Director and Chairman of Unilever N.V. and Unilever PLC)

/s/ Paul Polman
Paul Polman	(Director and Chief Executive Officer of
Unilever N.V. and Unilever PLC)

/s/ Jean-Marc Huët
Jean-Marc Huët	(Director and Chief Financial Officer of Unilever N.V. and Unilever PLC)

/s/ Charles Nichols
Charles Nichols	(Controller of Unilever N.V. and Unilever PLC)

/s/ Louise Fresco
Louise Fresco	(Director of Unilever N.V. and Unilever PLC)

/s/ Ann Fudge
Ann Fudge	(Director of Unilever N.V. and Unilever PLC)

/s/ Charles E. Golden
Charles E. Golden	(Director of Unilever N.V. and Unilever PLC)

/s/ Byron E. Grote
Byron E. Grote	(Director of Unilever N.V. and Unilever PLC)

/s/ Sunil Bharti Mittal
Sunil Bharti Mittal	(Director of Unilever N.V. and Unilever PLC)

/s/ Hixonia Nyasulu
Hixonia Nyasulu	(Director of Unilever N.V. and Unilever PLC)

/s/ Sir Malcolm Rifkind
Sir Malcolm Rifkind	(Director of Unilever N.V. and Unilever PLC)

/s/ Kees J. Storm
Kees J. Storm	(Director of Unilever N.V. and Unilever PLC)

Paul Walsh	(Director of Unilever N.V. and Unilever PLC)

INDEX TO EXHIBITS

Exhibit Numbers	Description of Exhibit

23.1	Consent of PricewaterhouseCoopers Accountants N.V. and PricewaterhouseCoopers LLP
24	Power of Attorney (included as part of the signature page)
99.1	Unilever North America Omnibus Equity Compensation Plan